UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2007
SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into a Material Definitive Agreement.
     Effective as of July 10, 2007, Sangamo BioSciences, Inc. (“Sangamo”), entered into a License Agreement (the “License Agreement”) with Sigma-Aldrich Corporation (“Sigma”). Under the License Agreement, Sangamo will provide Sigma with access to Sangamo’s proprietary zinc finger DNA-binding protein (“ZFP”) technology and the exclusive right to use Sangamo’s ZFP technology to develop and commercialize products for use as research reagents and to offer services in the research field, excluding certain agricultural research uses that Sangamo previously licensed to Dow AgroSciences LLC.
     Pursuant to the License Agreement, Sigma has agreed to pay upfront license fees and to purchase one million (1,000,000) shares of Sangamo’s common stock under a separate stock purchase agreement as described below, resulting in a total upfront payment to Sangamo of $12.5 million. Under the License Agreement, Sangamo may receive additional license fees of up to $3 million, development milestone payments of up to $5.0 million, and commercial milestone payments based on net sales of up to $17.0 million, subject to the continuation of the License Agreement. During the term of the License Agreement Sigma is obligated to pay to Sangamo minimum annual payments, a share of certain revenues received by Sigma from sublicensees, and royalty payments on the sale of licensed products and services.
     Sigma has the right to sublicense the ZFP technology for research applications. Sangamo will receive 50% of any sublicensing revenues in the first two years and 25% of any sublicensing revenues thereafter.
     Sangamo retains the sole right to use and license its ZFP technology for GMP production purposes, for the production of materials used in or administered to humans, and for any other industrial commercial use.
     Under the License Agreement, Sangamo and Sigma have agreed to conduct a three-year research program to develop laboratory research reagents using Sangamo’s ZFP technology. In addition, for three years Sangamo will assist Sigma in connection with Sigma’s efforts to market and sell services employing Sangamo’s ZFP technology in the research field. Sangamo will transfer the ZFP manufacturing technology to Sigma or to a mutually agreed-upon contract manufacturer upon Sigma’s request. Prior to the completion of this transfer, Sangamo will be responsible for supplying ZFPs for use by Sigma in performing services in the research field.
     The License Agreement may be terminated by Sigma at any time with a 90-day notice or by either party upon an uncured material breach of the other party. In the event of any termination, all rights to use Sangamo’s ZFP technology will revert to Sangamo, and Sigma will no longer be permitted to practice Sangamo’s ZFP technology or to develop or, except in limited circumstances, commercialize any products derived from Sangamo’s ZFP technology.
     Also on July 10, 2007, Sangamo and Sigma entered into a common stock purchase agreement (the “Purchase Agreement”), pursuant to which Sangamo sold one million (1,000,000) shares of its common stock (the “Shares”) to Sigma under an effective registration statement on Form S-3, at market, determined as the average closing price of Sangamo common stock over the past 30 trading days, or $7.75 per share. Pursuant to the Purchase Agreement, Sigma agrees not to sell or transfer the Shares for 180 days following the date of the Purchase Agreement. The preceding description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     The performance of the License Agreement and the benefits that may be derived by Sangamo from the License Agreement are subject to uncertainties and risks. A description of some of the uncertainties and risks that could impact the License Agreement and Sangamo are set forth in Exhibit 99.2 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure
     On July 10, 2007, Sangamo issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following document is filed as exhibit to this report:
5.1	Opinion of Morgan, Lewis and Bockius, LLP

10.1	Common Stock Purchase Agreement dated July 10, 2007 between Sangamo and Sigma.

99.1	Press Release dated July 10, 2007.

99.2	Uncertainties and Risks Relating to the Performance of License Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.
Date: July 10, 2007	By:	/s/ Edward O. Lanphier
	Name:	Edward O. Lanphier
	Title:	Chief Executive Officer